UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

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ING VARIABLE PORTFOLIOS, INC.
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ING OPPORTUNISTIC LARGECAP PORTFOLIO

QUESTIONS & ANSWERS

Although we recommend that you read the entire Proxy Statement/Prospectus, we have provided for your convenience a brief overview of the proposal to be voted on.

Q:                                  Why is a shareholder meeting being held?

A:                                   The Board of Directors (the “Board”) has called a special meeting of shareholders (the “Special Meeting”) of ING Opportunistic LargeCap Portfolio (“Opportunistic LargeCap Portfolio”), which is scheduled for 10:00 a.m., Local time, on August 10, 2010, at 7337 East Doubletree Ranch Road, Scottsdale, Arizona 85258-2034. At the Special Meeting, shareholders of Opportunistic LargeCap Portfolio will be asked to vote on the proposed reorganization (the “Reorganization”) of Opportunistic LargeCap Portfolio with and into ING Growth and Income Portfolio (“Growth and Income Portfolio”) (each a “Portfolio” and collectively, the “Portfolios”).

Q:                                  Why is the Reorganization being recommended?

A:                                   The Reorganization is one of several reorganizations that have taken place among various ING Funds.  The ING Fund complex has grown in recent years through the addition of many funds.  Management of the ING Funds has proposed the consolidation of several of the ING Funds that they believe have similar or compatible investment strategies.  The reorganizations are designed to reduce the substantial overlap in funds offered in the ING Funds complex, thereby eliminating inefficiencies and potential confusion about overlapping funds. ING Investments, LLC (“ING Investments”) also believes that the reorganizations may benefit portfolio shareholders by resulting in surviving portfolios with a greater asset base.  This is expected to provide greater investment opportunities for each surviving portfolio and the potential to take larger portfolio positions.

Q:                                  What are some similarities and differences between Opportunistic LargeCap Portfolio and Growth and Income Portfolio?

A:

•                  With respect to the Portfolios’ investment objectives, Opportunistic LargeCap Portfolio seeks growth of capital primarily through investment in a diversified portfolio of common stocks and securities convertible into common stocks, while Growth and Income Portfolio seeks to maximize total return through investments in a diversified portfolio of common stock and securities convertible into common stocks. With respect to Growth and Income Portfolio, it is anticipated that capital appreciation and investment income will both be major factors in achieving total return;

•                  Under normal market conditions, Opportunistic LargeCap Portfolio invests at least 80% of its net assets (plus borrowings for investment purposes) in common stocks of large U.S. companies, while Growth and Income Portfolio invests at least 65% of its total assets in common stocks that the sub-adviser believes have significant potential for capital appreciation or income growth or both;

•                  Although each Portfolio may invest up to 25% of its assets in foreign securities, Opportunistic LargeCap Portfolio includes American Depositary Receipts (“ADRs”) in the allotment for foreign securities;

•                  Although each Portfolio may invest in convertible securities and derivatives, Growth and Income Portfolio may also engage in option writing;

•                  Security selection for Opportunistic LargeCap Portfolio is based on a quantitative model, while portfolio construction for Growth and Income Portfolio is based on fundamental analysis by a team of senior portfolio managers and sector analysts;

•                  Each Portfolio may invest in other investment companies (including exchange-traded funds) to the extent permitted under the 1940 Act

•                  Each Portfolio is advised by ING Investments and sub-advised by ING Investment Management Co., respectively;

•                  Growth and Income Portfolio is the larger Portfolio (approximately $2.57 billion in net assets, compared to $160 million in net assets for Opportunistic LargeCap Portfolio, as of December 31, 2009);

•                  The gross and net expense ratios for all classes of the disappearing Opportunistic LargeCap Portfolio are expected to decrease after the Reorganization; and

•                  Each Portfolio is distributed by ING Funds Distributor, LLC.

Q:                                  How do the management fees and other expenses of Opportunistic LargeCap Portfolio and Growth and Income Portfolio compare and what are they estimated to be after the Reorganization?

A:                                   The gross and net operating expenses before and after the Reorganization, expressed as an annual percentage of the average daily net asset value per share for shares of each Portfolio are shown in the following table. For detailed information about the Portfolios’ expenses, including each Portfolio’s management fees and distribution (12b-1) and shareholder servicing fees, please see the section titled “COMPARISON OF FEES AND EXPENSES” and the table titled “Annual Portfolio Operating Expenses” on page 6 of the Proxy Statement/Prospectus.

	ADV Class	Class I	Class S
Gross Expenses Before the Reorganization(1):

Opportunistic LargeCap Portfolio	1.19%	0.69%	0.94%

Growth and Income Portfolio	1.11%	0.61%	0.86%

	ADV Class	Class I	Class S
Net Expenses Before the Reorganization (After Fee Waiver) (1)

Opportunistic LargeCap Portfolio(2)	1.19%	0.69%	0.94%

Growth and Income Portfolio	1.11%	0.61%	0.86%

	ADV Class	Class I	Class S
After the Reorganization: Growth and Income Portfolio Pro Forma

Gross estimated expenses of Growth and Income Portfolio	1.11%	0.61%	0.86%

Net estimated expenses of Growth and Income Portfolio	1.11%	0.61%	0.86%

(1)             The Portfolios’ expenses are based on each Portfolio’s actual expenses for the fiscal year ended December 31, 2009, adjusted for contractual changes, if any.

(2)             ING Investments has entered into a written expense limitation agreement with Opportunistic LargeCap Portfolio, under which it will limit expenses of the Portfolio, excluding interest, taxes, brokerage commissions, extraordinary expenses and acquired fund fees and expenses, subject to possible recoupment by ING Investments within three years. The expense limits will continue through at least May 1, 2011. The expense limitation agreement is contractual and shall renew automatically for a one-year term, unless ING Investments provides written notice of termination within ninety (90) days of the end of the then current term or upon termination of the investment management agreement.

Q:                                  How will the Reorganization be effected?

A:                                   Subject to shareholder approval, the Reorganization Agreement provides for:

•                  the transfer of all of the assets of Opportunistic LargeCap Portfolio to Growth and Income Portfolio in exchange for shares of beneficial interest of Growth and Income Portfolio;

•                  the assumption by Growth and Income Portfolio of the liabilities of Opportunistic LargeCap Portfolio known as of the Closing Date (as described below);

•                  the distribution of shares of Growth and Income Portfolio to the shareholders of Opportunistic LargeCap Portfolio; and

•                  the complete liquidation of Opportunistic LargeCap Portfolio.

As a result of the Reorganization, each owner of ADV Class, Class I and Class S shares of Opportunistic LargeCap Portfolio would become a shareholder of the corresponding share class of Growth and Income Portfolio.  The Reorganization is expected to be effective on August 21, 2010, or such other date as the parties may agree (the “Closing Date”).

Shares of Growth and Income Portfolio would be distributed to shareholders of Opportunistic LargeCap Portfolio so that each shareholder would receive a number of full and fractional shares of Growth and Income Portfolio equal to the aggregate value of shares of Opportunistic LargeCap Portfolio held by such shareholder.

Each shareholder will hold, immediately after the Closing Date, shares of Growth and Income Portfolio having an aggregate value equal to the aggregate value of the shares of Opportunistic LargeCap Portfolio held by that shareholder as of the close of business on the Closing Date.

Q:                                  Who will bear the costs of the Reorganization?

A:                                   The expenses relating to the proposed Reorganization will be borne by ING Investments (or an affiliate).  The expenses of the Reorganization shall include, but not be limited to, the costs associated with the preparation of any necessary filings with the SEC, printing and distributing the Proxy Statement/Prospectus and proxy materials, legal fees, accounting fees, securities registration fees, and expenses of holding the Special Meeting. The expenses of the Reorganization do not include the transaction costs of the portfolio transitioning, which are ultimately borne by Portfolio shareholders.

Q:                                  What are the tax consequences of the proposed Reorganization?

A:                                   The Reorganization is intended to qualify for federal income tax purposes as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended.

Q:                                  Who is eligible to vote at the special meeting?

A:                                   Only shareholders of Opportunistic LargeCap Portfolio at the close of business on May 14, 2010 (the “Record Date”) will be entitled to be present and give voting instructions for Opportunistic LargeCap Portfolio at the Special Meeting with respect to their shares owned as of that Record Date.

Q:                                  How does the Board suggest that I vote?

A:                                   After careful consideration, the Board of Opportunistic LargeCap Portfolio approved this proposal and recommends that shareholders vote “FOR” the proposal.

Q:                                  What happens if shareholders do not approve the Proposal?

A:                                   If the Reorganization is not approved, the Board will consider various options with respect to Opportunistic LargeCap Portfolio in accordance with applicable law.

Q:                                  How do I vote my proxy?

A:                                   If a shareholder wishes to participate in the Special Meeting, the shareholder may submit the proxy originally sent with the Proxy Statement/Prospectus, attend in person or vote online by logging on to www.proxyweb.com and following the on-line directions.

Q:                                  Whom do I contact for further information?

A:                                   Should shareholders require additional information regarding the proxy or require replacement of the proxy, they may contact Shareholder Services toll-free at 1-800-992-0180.